Exhibit 3.2(c)

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRANS-LUX CORPORATION

Trans-Lux Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: Immediately upon the effectiveness of this Amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Effective Time”), the authorized Common Stock of the Corporation’s Common Stock shall be reduced following the Effective Time as described in this Amendment.

THIRD: To accomplish the foregoing Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, the first paragraph of ARTICLE FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

“FOURTH:  The aggregate number of shares of stock of all classes which the Corporation shall have authority to issue is 10,500,000 consisting of 10,000,000 shares of the Corporation’s Common Stock (the “Common Stock”) having a par value of $0.001 per share and 500,000 shares of the Corporation’s Preferred Stock (the “Preferred Stock”) having a par value of $0.001 per share.”

FOURTH: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed on this 25th day of October, 2013.

TRANS-LUX CORPORATION

By:	/s/ J.M. Allain
Name: J.M. Allain
Title: President and CEO